Exhibit 3.5

Certificate of Amendment
of Articles of Incorporation

The undersigned certify that:

1.	They are the president and the secretary, respectively, of Touchpoint Metrics, Inc., a California corporation.

2.	Article One of the Articles of Incorporation of this corporation is amended to read as follows:

The Name of the corporation is changed to:     McorpCX, Inc.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.
The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.  The total number of outstanding shares of the corporation is 16,081,158.  The number of shares voting in favor of the amendment was 10,612,302, which exceeded the vote required.  The percentage vote required was more than 50% and the percentage of the vote obtained was 66%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE:    June 23, 2015

MICHAEL HINSHAW
Michael Hinshaw, President

LYNN DAVISON
Lynn Davison, Secretary